Exhibit 4.28

CONSULTING AGREEMENT

THIS AGREEMENT made and dated for reference the 1st day of October 2005.

BETWEEN:

NEVADA GEOTHERMAL POWER INC. of  900 - 409

Granville Street

Vancouver, BC    V6C 1T2

(the “Company”)

AND:

DON J. A. SMITH, of 438 Selman Street,

Coquitlam, BC.,  V3K 5W3

(the “Consultant”)

WHEREAS:

The Company requires the services of a consultant and the Consultant represents that the Consultant is qualified and desires to perform the services required by the Company as a consultant and not as an employee.

NOW THEREFORE THE PARTIES AGREE:

The Company hereby retains the services of the Consultant upon the following terms and conditions, which the parties hereto hereby accept, namely:

1.

The Consultant is to provide consulting services with respect to those matters described in Schedule “A” attached hereto (the “Services”) as and when requested by the Company.   The Consultant will also perform additional services that are requested by the Company from time to time, and accepted by the Consultant.

2.

The Consultant will be responsible for providing the Services contemplated by this Agreement and the Company hereby accepts such appointment. The parties acknowledge that the Consultant is to serve, subject to the discretion of the Board of Directors of the Company, as the Chief Financial Officer of the Company and of its subsidiaries.

3.

The Consultant will perform the Services in an efficient, competent, timely and professional manner and provide the standard of care, skill and diligence normally provided by competent professionals in the performance of services similar to those contemplated by this Agreement.

4.

The Consultant acknowledges that the Company conducts its business in foreign countries and representatives of the Consultant may be required to travel to various countries to perform the Services

5.

The appointment shall be for a term of six months commencing on the 1st day of October 2005, and shall be automatically renewed for further six months terms unless terminated as hereinafter provided.

6.

The remuneration of the Consultant for the Services to be provided to the Company by the Consultant during the term of this Agreement shall be CDN $5,000 per month plus applicable GST, payable on the last day of each month during the term of this Agreement. In addition, the Company agrees to pay the per diem parking costs for the consultant and 50% of the cost of the Consultant’s cellular phone.

7.

The Consultant shall be reimbursed for all reasonable travel and other expenses actually and properly incurred in connection with its duties hereunder and for all such expenses it shall furnish statements and receipts to the President of the Company.

8.

The parties agree that this is a contract for the provision of consulting services where the Consultant is acting as an independent contractor which is not intended to create an employer and employee relationship.

9.

The Consultant will be responsible for making any and all remittances required by law or with respect to taxation, unemployment insurance, pension contributions or any other matters.

10.

The Consultant shall report to the President of the Company.

11.

The Consultant shall well and faithfully serve the Company, and use his best efforts to promote the interests thereof, and shall not disclose the private affairs of the Company, or any secret of the Company, to any person other than the directors and officers of the Company, and shall not use for his own purposes, or for any purposes other than those of the Company, any information it may acquire with respect to the Company’s affairs.

12.

All information made available to the Consultant by the Company and all information created by the Consultant for the Company (collectively the “Information”) will be for the exclusive benefit of the Company and remain the proprietary asset of the Company.  The Consultant will keep and ensure that all Information will remain confidential and will not disclose the same to any third party.  Notwithstanding the expiry or termination of this Agreement, this provision will continue in full force and effect until the earlier of the date on which the Information becomes in the public domain (other than by breach of this Agreement) or for a period of two (2) years.

13.

The Consultant will not, during the term of this Agreement and for a period of two (2) years thereafter, acquire any interest, direct or indirect, through associates or affiliates, in any exploration concessions, mining claims, leases, mining rights, interests in land, fee lands, surface rights or water rights within ten (10) kilometers of any property in which the Company has an interest in at the time of execution of, or acquires during the terms of this Agreement without the Company’s prior written consent.  Any interest acquired in violation of this paragraph will, at the Company’s request and at no cost to the Company, be conveyed to the Company.

14.

The Consultant will comply with all requirements of any applicable federal, provincial, or local law, rule or regulation.  The Consultant covenants that he has all licenses, work permits or other authorizations required to enable the Consultant to perform Services under this agreement in the jurisdiction where the Services are to be performed. The Company is aware that while the Consultant is a member in good standing with the Institute of Chartered Accountants of B.C., the Consultant does not have a public practice license. Consequently the Consultant will not be required to perform any services that require such licensing.

15.

The Consultant hereby specifically agrees to waive any claim of unemployment compensation and agrees not to make any claim for unemployment compensation against the Company.

16.

The Company shall have the right to terminate this Agreement for cause immediately, and without cause upon delivery to the Consultant of two (2) months notice in writing of its intention to terminate this agreement.  Provided that the notice is delivered aforesaid, then upon the expiration of two (2) months this Agreement shall be wholly terminated.  In the event the Consultant wishes to terminate this Agreement, it shall give the Company two (2) months notice in writing of its intention to terminate the Agreement, and upon the expiration of two (2) months from such notice this Agreement shall be wholly terminated.

17.

Upon termination of this Agreement, the Consultant shall immediately deliver to the Company all correspondence, documents and papers belonging to the Company which may be in its possession or under its control.

18.

On the condition that the Consultant properly performs his duties hereunder in good faith, the Company agrees to indemnify and save harmless the Consultant and its representatives from and against any and all liability arising from the performance of the terms of this Agreement. The company further agrees to secure Director’s and Officer’s Insurance in the amount of $5,000,000 Cdn. and to provide coverage for the Consultant under this policy.

19.

This Agreement may not be assigned by either party.

20.

This Agreement embodies the entire agreement of the parties with respect to the matters contained herein, and supersedes all previous agreements between the parties.  No other agreement, representation or warranty shall be deemed to exist except as set forth in this Agreement.  Without limiting the generality of the foregoing this Agreement supersedes and replaces all previous agreements between the parties or their affiliates.

21.

This Agreement shall enure to the benefit of and be binding on the parties hereto and their heirs, executors, administrators or successors.

22.

This Agreement may only be amended by further written agreement executed and delivered by all of the parties or their agents.  Except as otherwise provided, no waiver or consent by a party to any breach or default by any other party will be effective unless evidenced in writing, executed and delivered by the party so waiving or consenting and no waiver or consent effectively given as aforesaid will operate as a waiver of or consent to any further or other breach or default in relation to the same or any other provision of this Agreement.

23.

The Company and the Consultant hereby confirm that they have been advised and given the opportunity to seek independent legal advice with respect to their respective rights and obligations under this Agreement.

24.

If any term, covenant or condition of this Agreement or the application thereof to any party or circumstances is deemed to be invalid or unenforceable to any extent, the remainder of this Agreement or the application of such term, covenant or condition to a party or circumstances other than those to which it is held invalid or unenforceable will not be affected thereby and each remaining term, covenant or condition of this Agreement will be enforceable to the fullest extent permitted by law.

25.

This Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia.

26.

As part of the Consultant’s remuneration under the initial term of this contract, the Company agrees to provide to the Consultant stock options for 150,000 common shares of the Company at the prevailing rate and terms for other employees, directors and consultants of the Company.

IN WITNESS WHEREOF the parties hereto have duly executed this Agreement as of and from the date first written above.

NEVADA GEOTHERMAL POWER INC.
By:	/s/ Brian Fairbank

/s/ Don J. A Smith
DON J. A. SMITH

SCHEDULE “A”

DUTIES OF THE CONSULTANT

The Consultant shall:

1.

devote not less than 50% of his available working time to the business and operations of the Company and its subsidiaries, if any;

2.

assist in the development and implementation of the financial plan and operational strategies of the Company;

3.

oversee the preparation of financial statements, MD&A reports and regularly and systematically report results to the President and the Board of Directors of the Company;

4.

ensure, to the best of its ability, that all continuous disclosure reporting requirements and other regulatory reporting requirements resulting from the activities of the Company are carried out in compliance with governmental laws and regulations;

5.

liaise with auditors, legal counsel and the investment community to facilitate compliance with all regulatory reporting obligations of the Company; and

6.

ensure that the other business activities of the Consultant outside of the services to the Company are not in conflict with the interests of the Company.